EXHIBIT 4.7
FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 24, 2014, between Netflix, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 1, 2013, providing for the issuance of 5.375% Senior Notes due 2021 (the “Notes”);
WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Company and the Trustee may, at any time, amend the Indenture, without the consent of any Holder, to cure any ambiguity, defect or inconsistency under the Indenture, or to make other provisions with respect to matters or questions arising under the Indenture; and
WHEREAS, in connection with the recent issuance by the Company of its 5.750% Senior Notes due 2024 (the “New Notes”), which New Notes, other than differences in maturity and interest rate, were issued on substantially the same terms as the Notes, the Company identified certain ambiguities, defects and inconsistencies under the Indenture, which ambiguities, defects and inconsistencies were corrected in the indenture governing the New Notes, and the Company desires to conform the Indenture to cure such ambiguities, defects and inconsistencies.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Modification. (a) Section 5.01 is hereby amended and restated in its entirety to read as follows:
“(a)    The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all the properties and assets of the Company and its Subsidiaries (determined on a consolidated basis), taken as a whole, to, any Person, in a single transaction or in a series of related transactions, unless:
(1)    either: (i) the Person formed by or surviving any such consolidation or merger is the Company (the Person formed by or surviving a consolidation or merger, the “continuing Person”) or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer or which leases, all or substantially all the properties and assets of the Company and its Subsidiaries (determined on a consolidated basis), taken as a whole (the “Successor Company”), is an entity organized under the laws of the United States of America, any State thereof or the District of Columbia;

(2)    if the Company is not the continuing Person, the Successor Company expressly assumes the Company’s obligations with respect to the Notes and this Indenture pursuant to a supplemental Indenture;
(3)    immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing;
(4)    if the Company is not the continuing Person, each Guarantor (unless such Guarantor is the Successor Company or is the subject of a consolidation or merger pursuant to which it is not the Person formed by such consolidation or not the surviving Person in such merger) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes; and
(5)    if the Company is not the continuing Person, the Company or the Successor Company has delivered to the Trustee the certificates and opinions required under this Indenture.
(b)     In addition, the Company will not permit any Guarantor to merge with or into, or convey, transfer or lease all or substantially all of such Guarantor’s properties and assets (determined on a consolidated basis for such Guarantor and its Subsidiaries), taken as a whole, to, any other Person (in each case, other than with, into or to (as applicable) the Company or another Guarantor), in a single transaction or in a series of related transactions, unless:
(1)     either (i) the continuing Person is such Guarantor or (ii) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all the properties and assets (determined on a consolidated basis for such Guarantor and its Subsidiaries), taken as a whole (the “Successor Guarantor”), is an entity organized under the laws of the United States of America, any state thereof or the District of Columbia;
(2)    if such Guarantor is not the continuing Person, the Successor Guarantor expressly assumes such Guarantor’s obligations under its Note Guarantee and this Indenture pursuant to a supplemental Indenture;
(3)     immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and
(4)     if such Guarantor is not the continuing Person, the Company delivers, or causes to be delivered, to the Trustee the Officers’ Certificate and Opinion of Counsel required under this Indenture, provided that this Section 5.01(b) shall not apply to a transaction pursuant to which such Guarantor shall be released from its obligations under this Indenture and the Notes in accordance with the provisions described in Section 10.06.”
(b)    Section 5.02 is hereby amended and restated in its entirety to read as follows:
“Upon any transaction or series of related transactions to which the requirements of Section 5.01(a) apply, in the case of the Company, or the requirements of Section 5.01(b) apply, in the case of a Guarantor, and are effected in accordance with such requirements, the Successor Company or Successor Guarantor, as applicable, shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the applicable Guarantor, as applicable, under this Indenture with the same effect as if such Successor Company or Successor Guarantor, as applicable, had been named as the Company or applicable Guarantor, as applicable, therein; and when a Successor Company or Successor Guarantor, as applicable, duly assumes all of the obligations and covenants of the Company pursuant to this Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.”
(c)    Section 10.06(a) is hereby amended and restated in its entirety to read as follows:
“(a)    A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and such Note Guarantee shall thereupon terminate and be discharged and of no further force and effect, and no further action by such Guarantor, the Company or the Trustee shall be required for the release of such Guarantor’s Note Guarantee:
(1)(A) concurrently with any sale, exchange, disposition or transfer (by merger or otherwise) of (x) any Equity Interests of such Guarantor following which such Guarantor is no longer a Subsidiary of the Company or (y) all or substantially all the properties and assets of such Guarantor to a Person that is not a Subsidiary of the Company;
(B) upon the release or discharge by such Guarantor of all Indebtedness or the Guarantee which resulted in the creation of such Note Guarantee (or would have resulted in the creation of a Note Guarantee had such Note Guarantee not already been in existence) so long as immediately after the release of such Note Guarantee, the Company would be in compliance with Section 4.07;
(C) upon the merger or consolidation of such Guarantor with and into either the Company or any other Guarantor that is the surviving person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all or substantially all of its property and assets to either the Company or another Guarantor; or
(D) upon the Company exercising its legal defeasance or covenant defeasance options in accordance with Article 8 or the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture and the Notes; and
(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.”

3.    Effect of Supplemental Indenture. Upon the execution of this Supplemental Indenture, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.
4.    Indenture. Except as is amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

5.    New York Law To Govern. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
6.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    Effect of Headings. The Section headings herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.
8.    Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
9.    Enforceability. The Company hereby represents and warrants that this Supplemental Indenture is its legal, valid and binding obligation, enforceable against it in accordance with its terms.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NETFLIX, INC.

By:	Name: Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee

By:	Name: Title:

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